Exhibit 99.80





                             UNITED STATES DISTRICT COURT

                             Southern District of New York


         JAMES PETERSEN, SIDNEY GLICK,
         BARBARA LUBIN, MARTIN H. OLESH,    SUMMONS IN A CIVIL ACTION
         PAMELA SKULSKY, MARTIN WEBER,
         NORMAN WEISS, STELLA COHORSKY,
         ABRAHAM JOSEPH, ROBERT WARING,
         ROBERT STROUGO, THOMAS TASSONE,
         MOISE KATZ, CHARLES MILLER,
         WILLIAM STEINER, PAUL L. KOHNSTAMM,
         JERRY KRIM, BERNARD STEPAK, DANIEL
         MARCUS, KATHLEEN DWYER, PITTMAN
         NEUROSURGICAL P.A. Defined Benefit
         Plan U.T.D. 9/1/77 and R. Clinton
         Pittman Trustee, MARGARET ALESSI,       CASE NUMBER
         JOSEPH RABINOVITS, ESTATE OF HENRY      94 CIV 8648
         F. WANGER, GEORGE MAZETY, JEFFREY
         E. KASSOWAY, TERRY STAPLES, ROBERT
         LEWIS and ERICA HARTMAN,
                        Plaintiffs,
                   - against -
         BORDEN, INC., ERVIN SHAMES, FRANK
         J. TASCO, FREDERICK E. HENNIG,
         WILBERT J. LEMELLE, ROBERT B.
         LUCIANO, H. BARCLAY MORLEY, JOHN
         E. SEXTON, PATRICIA CARRY STEWART,
         RJR NABISCO HOLDINGS CORP., KOHLBERG
         KRAVIS ROBERTS & CO., L.P., CHARLES
         M. HARPER, STEPHEN R. WILSON, ROBERT S.
         ROATH, H. JOHN GREENIAUS, JAMES W.
         JOHNSTON, JAMES H. GREENE, JR., HENRY
         R. KRAVIS, PAUL E. RAETHER, LAWRENCE
         R. RICCIARDI, CLIFTON S. ROBBINS, GEORGE
         R. ROBERTS, SCOTT M. STUART, MICHAEL
         T. TOKARZ, JOHN T. CHAIN, JR., JOHN L.
         CLENDENIN, JOHN G. MEDLIN, JR.,
         ROZANNE L. RIDGWAY, LAZARD FRERES & CO.
         and CS FIRST BOSTON GROUP, INC.,
                        Defendants.







         TO:  (Name and Address of Defendant)
         Borden, Inc.
         c/o Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019

         (see attached list for additional defendants)

              YOU ARE HEREBY SUMMONED and required to file with the Clerk of this Court and serve upon plaintiffs's attorney (name and address)

         See attached list.

         an answer to the complaint which is herewith served upon you, within 20 days after service of this summons upon you, exclusive of the day of service. If you fail to do so, judgment by default will be taken against you for the relief demanded in the complaint.




















         Clerk                              Date



         By Deputy Clerk







                                   RETURN OF SERVICE

         Service of the Summons and         DATE
         Complaint was made by me1

         NAME OF SERVER                     TITLE



              Check one box below to indicate appropriate method of service:

              [ ]  Served personally upon the defendant.  Place where served:



              [ ] Left copies thereof at the defendant's dwelling house or usual place of abode with a person of suitable age and discretion then residing therein.
                   Name of person with whom the summons and complaint were left:

              [ ]  Other (specify):




                               STATEMENT OF SERVICE FEES

         TRAVEL                   SERVICES                TOTAL




                                 DECLARATION OF SERVER

              I declare under penalty of perjury under the laws of the United States of America that the foregoing information contained in the Retun of Service and Statement of Service Fees is true and correct.


         Executed on
                        Date           Signature of Server


                                       Address of Server
         _____________________
         1    As to who may serve a summons see Rule 4 of the Federal
         Rules of Civil Procedure







                                 DEFENDANTS' ADDRESSES

         Borden, Inc.
         c/o Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019
         (212) 403-1000
         (212) 403-2000


         ERVIN SHAMES
         FRANK J. TASCO
         FREDERICK E. HENNIG
         WILBERT J. LEMELLE
         ROBERT B. LUCIANO
         H. BARCLAY  MORLEY
         JOHN E. SEXTON
         PATRICIA CARRY STEWART
         c/o Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019
         (212) 403-1000
         (212) 403-2000


         RJR NABISCO HOLDINGS CORP.
         1301 Avenue of the Americas
         New York, New York.


         CHARLES M. HARPER
         STEPHEN R. WILSON
         ROBERT S. ROATH
         H. JOHN GREENIAUS
         JAMES W. JOHNSTON
         JAMES H. GREENE, JR.
         HENRY R. KRAVIS
         PAUL E.  RAETHER
         LAWRENCE R. RICCIARDI
         CLIFTON S. ROBBINS
         GEORGE R. ROBERTS
         SCOTT M. STUART
         MICHAEL T. TOKARZ
         JOHN T. CHAIN, JR.
         JOHN L. CLENDENIN
         JOHN G. MEDLIN, JR.
         ROZANNE L. RIDGWAY
         c/o RJR NABISCO HOLDINGS CORP.
         1301 Avenue of the Americas
         New York, New York.







         KOHLBERG KRAVIS ROBERTS & CO. L.P.
         c/o Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York  10017


         Lazard Freres
         1 Rockefeller Plaza
         New York, New York
         (212) 632-6000
         Legal Department
         31st Floor


         CS FIRST BOSTON GROUP INC.
         55 East 52nd Street
         New York, New York  10022







                               PLAINTIFF(S) ADDRESS(ES)


         JAMES PETERSEN
         SIDNEY GLICK
         BARBARA LUBIN
         MARTIN H. OLESH
         PAMELA SKULSKY
         MARTIN WEBER
         NORMAN WEISS
         STELLA COHORSKY
         ABRAHAM JOSEPH
         ROBERT WARING
         ROBERT STROUGO
         THOMAS TASSONE
         MOISE KATZ
         CHARLES MILLER
         WILLIAM STEINER
         PAUL L. KOHNSTAMM
         JERRY KRIM
         BERNARD STEPAK
         DANIEL MARCUS
         KATHLEEN DWYER
         PITTMAN NEUROSURGICAL P.A.
         Defined Benefit Plan U.T.D. 9/1/77
         and R. Clinton Pittman Trustee
         MARGARET ALESSI
         JOSEPH RABINOVITS
         ESTATE OF HENRY F. WANGER
         GEORGE MAZETY
         JEFFREY E. KASSOWAY
         TERRY STAPLES
         ROBERT LEWIS and ERICA HARTMAN
         c/o ABBEY & ELLIS
         212 East 39th Street
         New York, New York  10016
         (212) 889-3700


         New York County







         UNITED STATES DISTRICT COURT
         SOUTHERN DISTRICT OF NEW YORK

         JAMES PETERSEN, SIDNEY GLICK,
         BARBARA LUBIN, MARTIN H. OLESH, PAMELA  CLASS ACTION
         SKULSKY, MARTIN WEBER, NORMAN           COMPLAINT
         WEISS, STELLA COHORSKY, ABRAHAM
         JOSEPH, ROBERT WARING, ROBERT           Civil Action No.
         STROUGO, THOMAS TASSONE, MOISE
         KATZ, CHARLES MILLER, WILLIAM
         STEINER, PAUL L. KOHNSTAMM, JERRY       JURY DEMAND
         KRIM, BERNARD STEPAK, DANIEL
         MARCUS, KATHLEEN DWYER, PITTMAN
         NEUROSURGICAL P.A. Defined Benefit
         Plan U.T.D. 9/1/77 and R. Clinton
         Pittman Trustee, MARGARET ALESSI,
         JOSEPH RABINOVITS, ESTATE OF HENRY
         F. WANGER, GEORGE MAZETY, JEFFREY
         E. KASSOWAY, TERRY STAPLES, ROBERT
         LEWIS and ERICA HARTMAN,

                        Plaintiffs,

                   - against -

         BORDEN, INC., ERVIN SHAMES, FRANK
         J. TASCO, FREDERICK E. HENNIG,
         WILBERT J. LEMELLE, ROBERT B.
         LUCIANO, H. BARCLAY MORLEY, JOHN
         E. SEXTON, PATRICIA CARRY STEWART,
         RJR NABISCO HOLDINGS CORP., KOHLBERG
         KRAVIS ROBERTS & CO., L.P., CHARLES
         M. HARPER, STEPHEN R. WILSON, ROBERT
         S. ROATH, H. JOHN GREENIAUS, JAMES W.
         JOHNSTON, JAMES H. GREENE, JR., HENRY
         R. KRAVIS, PAUL E. RAETHER, LAWRENCE
         R. RICCIARDI, CLIFTON S. ROBBINS,
         GEORGE R. ROBERTS, SCOTT M. STUART,
         MICHAEL T. TOKARZ, JOHN T. CHAIN, JR.,
         JOHN L. CLENDENIN, JOHN G. MEDLIN,
         JR., ROZANNE L. RIDGWAY, LAZARD
         FRERES & CO. and CS FIRST BOSTON
         GROUP, INC.,

                        Defendants.














                   Plaintiffs and all others similarly situated, by and

         through their attorneys, allege upon personal knowledge as to allegations concerning themselves and upon information and belief as to all other matters as follows:


                   1.   This class action is brought by plaintiffs,

         shareholders of defendant Borden, Inc. ("Borden" or the "Com-

         pany") for declaratory and injunctive relief, or, alterna-

         tively, for monetary damages resulting from the individual defendants' repeated breaches of the disclosure and fiduciary duties owed by them, as directors of Borden, to plaintiffs, and defendants Kohlberg Kravis Roberts & Co., L.P.'s ("KKR"), RJR

         Nabisco Holdings Corp. ("RJR"), Lazard Freres & Co. ("Lazard")

         and CS First Boston ("First Boston") knowing direct partici-

         pation in and aiding and abetting of those breaches.  The

         breaches occurred, and are continuing, in connection with di-

         rectors' decision to sell Borden and their abject failure to carry out their fiduciary and disclosure duties to Borden

         shareholders in the many respects hereinafter described.


                             SUMMARY OF THE COMPLAINT


                   2.   Contrary to what the defendants are telling the

         world about KKR's offer to pay $14.25 for every Borden share --

         that it is a "premium of 22.6 percent" and that it is the "best available alternative for Borden shareholders" -- the merger agreement signed by Borden and KKR, in truth, does nothing more









         than force Borden shareholders to pay KKR $65 million for the privilege of assuming one half of KKR's tobacco liability in exchange for selling their company on the cheap.  Remarkably for 1994, KKR, in true 1980s style, has conceived and executed the first win/win tender offer.  If the offer is successful,

         and KKR obtains the tender of over 50% of the outstanding

         shares of Borden, KKR earns $65 million and owns Borden.  If the offer is unsuccessful, and KKR receives less than 50% in the tender offer, KKR earns $65 million and obtains effective control of Borden by virtue of a 19.9% stock option and the 16%

         of Borden KKR already owns.  The offer is even more diabolical in concealing the true nature of the "back end" the Borden shareholders will receive following the merger.  While a

         "collar" protects the value of the securities to be received by tendering shareholders, no such collar protects those Borden shareholders who do not tender.  Once the merger is consum-

         mated, non-tendering shareholders will receive "the same num-

         ber" of RJR shares offered in the exchange, but the value of those shares is likely to be diminished as a result of both the dilutive entry of millions of new, freely tradeable, RJR shares into the marketplace, as well as the price depression in RJR stock which will follow the sale of many of those newly

         tradeable shares by former Borden shareholders who do not wish to be shareholders of RJR.












                   2.   With the willing collusion of the majority of

         the Borden board of directors, KKR has obtained an agreement that allows it to gain control of Borden at a discount to the true value of the corporation win, lose, or draw -- and receive

         $65 million for their trouble.  In fact, the entire deal is nothing more than a mosaic of violations of the federal secu-

         rities laws and breaches of fiduciary duty.


                   3.   The public filings of Borden and KKR failed to

         properly disclose:


                   (a)  that while non-tendering Borden shareholders

              will receive the same number of RJR shares as those re-

              ceived by tendering shareholders in the exchange offer,

              the value of those shares is likely to be materially less.

              Borden's sole disclosure on this issue states that "non-

              tendering shareholders will receive the same consideration for each Borden share as was paid in the exchange offer."

              (emphasis added)  This statement is materially misleading

              because the value is likely to be less than the value of

              the shares received in the exchange.


                   (b)  that in evaluating whether the KKR proposal was

              the best alternative for the company, the Board did not

              take into account the results of the third quarter of 1994

              -- the first up quarter in three years;











                   (c)  the full details of why the executive in charge

              of the Company and its restructuring refused to agree to

              the KKR offer and abstained from all voting on the merger;


                   (d)  the fact that KKR need only obtain the tender of

              a mere 25% of Borden shares in order to reach the "Minimum

              Condition" of the offer;


                   (e)  the fact that if RJR stock drops by as little as

              1/2 a point between November 22, and the undetermined date upon which the exchange ratio will be set, Borden stock-

              holders will receive not $14.25 per share, but materially

              less -- and how much less is simply the product of how low

              RJR stock goes, and how long the offer stays open;


                   (f)  the fact that the value of the consideration to

              be received by Borden pursuant to the Stock Option is

              considerably less than the $300 million face value of the

              RJR stock;


                   (g)  that another bona fide bidder had made a pro-

              posal for the company at significantly more per share than the KKR bid;


                   (h)  that Lazard and First Boston are in fact acting

              as underwriters for this largest secondary offering in

              history, and being compensated as such;











                   (i)  that the consideration to be received by the

              Borden shareholders in the offer is subject to enormous,

              quantifiable risk as a result of the tobacco component of

              RJR's business;


                   (j)  that RJR's spin-off of 17% to 19% of its food

              business in an initial public offering and the subsequent

              absolute right of RJR to sell off the remaining 80% of

              that business leaves tendering Borden shareholders with

              the risk that they may be trading their shares in a pre-

              eminent food business for shares in a tobacco business;

              and,


                   (k)  the full details of why RJR terminated the

              agreement in principle relating to the Borden tender of-

              fer, signed by RJR and KKR.


                   4.   The Borden board has breached its fiduciary

         duties to the stockholders by agreeing to a merger with KKR:


                   (a)  while knowing of the interest of other qualified

              and bona fide bidders for Borden, and without taking any

              steps to inform themselves as to the actual amount that

              such interested parties were willing to pay for Borden;


                   (b)  without taking steps to inform themselves as to

              the true value of Borden in a fair auction or other pro-

              cess and thereby agreeing to sell the company for a price









              which was at least more than $1.75 per share less than its true value as measured against the bottom of the range of

              value offered by a competing bidder;


                   (c)  by entering into a merger agreement which con-

              tains provisions designed not only to thwart, impede,

              delay, and/or make prohibitively expensive bona fide

              competing bids for Borden, but also to guarantee a "con-

              centration of influence" and "significant influence" over

              Borden by KKR, including:


                        (i)  A lock up stock option (the "Stock Op-

                   tion"), which allows KKR to purchase 19.9% of

                   Borden's outstanding common stock (approximately

                   28,138,000 shares) at the favorable price of $11 per

                   share, payable in RJR stock, and permits KKR to ob-

                   tain over 33% of Borden's board seats if the KKR

                   offer is unsuccessful; and,


                       (ii)  A disproportionate number of success fees

                   and "topping fees" which, in the aggregate, amount to

                   no less than $65 million -- $20 million of which has

                   already been paid to KKR.


                   (d)  where the sole consideration to be paid to

              Borden shareholders consists of shares of RJR which the

              directors knew was in danger of severe decline due to (i)










              the inherent risk of RJR's tobacco holdings; (ii) the

              recent announcement of RJR's public offering of 17% - 20%

              of its non-tobacco assets and the absolute right of RJR to dispose of the remaining 80%; and, (iii) the dilutive

              effect of the entry into the market of at least 109 mil-

              lion and at most 354 million shares of freely tradable RJR common shares;


                   (e)  refusing to obtain an expert opinion on the

              risks inherent in tobacco liability and the effect such

              liability might have on the consideration to be received

              by the Borden stockholders;


                   (f)  refusing to and failing to meet, discuss, or

              negotiate in good faith with known and identified bona

              fide competing bidders for Borden who were willing to

              offer, and did offer, to Borden and its stockholders fi-

              nancial consideration and other terms which were sub-

              stantially better than those offered by KKR;


                   (g)  without taking steps to inform themselves in any

              manner whatsoever whether Japonica Partners ("Japonica"),

              was willing to pay more for Borden than KKR; and,


                   (h)  making materially false and misleading state-

              ments to Borden's shareholders with respect to the sale of

              Borden to KKR.











                   5.   Each of the Borden Director Defendants in their

         actions and inaction were acting under the domination of

         Borden's existing management, whose sole motivation is to de-

         liver Borden to KKR in order to enrich themselves and secure continuing employment with the merged entity.


                           THE JURISDICTION AND PARTIES


                   6.   This is a class action which arises under Sec-

         tion 14(e) of the Securities Exchange Act of 1934 ("1934 Act"),

         15 U.S.C. 78n(e), Section 11 of the Securities Act of 1933 (the

         "1933 Act"), 15 U.S.C. Paras. 77k and applicable principles of common law.  This Court has jurisdiction pursuant to Section 27 of the 1934 Act, Section 22 of the 1933 Act, 28 U.S.C.

         Para. 1331, and principles of supplemental jurisdiction.


                   7.   Venue is proper in this district pursuant to

         Section 27 of the Exchange Act, 15 U.S.C. Sec. 78aa, and 288

         U.S.C. Secs. 1391(b) and (c).  A substantial part of the events giving rise to the claims alleged herein occurred in this

         district, including the dissemination of false and misleading statements in connection with the tender offer for Borden.


                   8.   In connection with the acts and conduct alleged

         in this complaint, defendants, directly and indirectly, used













         the means and instrumentalities of interstate commerce, in-

         cluding the mails and telephone communication, and the fa-

         cilities of the national securities markets, namely, the New

         York Stock Exchange.


                   9.   Plaintiffs herein are, and at all times relevant

         to this action have been, owners of the shares of the common stock of defendant Borden.


                   10.  Defendant Borden is a New Jersey corporation

         maintaining its principal place of business at 180 East Broad

         Street, Columbus, Ohio 43215.  Borden is engaged primarily in manufacturing, processing, purchasing and distributing a broad range of products, including a variety of consumer food prod-

         ucts, consumer and industrial adhesives, and plastic films and packaging.


                   11.  The following defendants are, and at all times

         relevant hereto, have been directors and officers of Borden

         (collectively, the "Director Defendants").


                   12.  Defendant Ervin Shames ("Shames") is, and at all

         relevant times hereto has been, a director of Borden, and its

         President and Chief Executive Officer.


                   13.  Defendant Frank J. Tasco ("Tasco") is, and at

         all times relevant hereto has been, Chairman of the Board of

         Borden.










                   14.  Defendants Frederick E. Hennig ("Hennig"),

         Wilbert J. Lemelle ("Lemelle"), Robert P. Luciano ("Luciano"),

         H. Barclay Morley ("Morley"), John E. Sexton ("Sexton") and

         Patricia Carry Stewart ("Stewart") are, and at all times

         relevant hereto have been, directors of Borden.


                   15.  Defendant RJR is a Delaware corporation with its

         principal place of business located at 1301 Avenue of the

         Americas, New York, New York.  RJR, through its wholly owned subsidiary RJR Nabisco, Inc., is a global leader in the food and tobacco industries.


                   16.  Defendant KKR is a Delaware limited partnership

         with its principal offices located at 9 West 57th Street, New

         York, New York 10019.  KKR is a "buyout firm" that owns a

         substantial interest in, among others, RJR.  According to an

         April 11, 1994 proxy statement of RJR, KKR, through its

         affiliate KKR Associates, owns 566,766,236 shares or 48.9% of the RJR common stock outstanding.  An affiliate of KKR,

         Whitehall Associates, L.P., is the owner of Borden Acquisition

         Corp., the offeror in the KKR tender offer.  Whitehall

         Associates is the beneficial owner of 16% of the outstanding common stock of Borden.















                   17.  The following defendants are officers and/or

         directors of RJR and/or general or limited partners or

         executives of KKR (collectively, the "KKR Defendants").


                   18.  Defendant Charles M. Harper ("Harper") is, and

         at all times relevant hereto has been, an RJR director, and is its Chief Executive Officer and Chairman of the Board.


                   19.  Defendant Stephen R. Wilson ("Wilson") is, and

         at all times relevant hereto has been, Executive Vice President and Chief Financial Officer of RJR.


                   20.  Defendant Robert S. Roath ("Roath") is, and at

         all times relevant hereto has been, Senior Vice President and

         Controller of RJR.


                   21.  Defendant H. John Greeniaus ("Greeniaus") is,

         and at all times relevant hereto has been, a director of RJR and is the Chairman and Chief Executive Officer of Nabisco

         Foods Group.


                   22.  Defendant James W. Johnston ("Johnston") is a

         director of RJR and has served, at all times relevant hereto,

         as Chairman and Chief Executive Officer of R.J. Reynolds

         Tobacco Company.















                   23.  Defendant James H. Greene, Jr. ("Greene") is,

         and at all times relevant hereto has been, a director of RJR,

         and a general partner of KKR and affiliated companies.


                   24.  Defendant Henry R. Kravis ("Kravis") is, and at

         all times relevant hereto has been, a director of RJR and a general partner of KKR and affiliated companies.


                   25.  Defendant Paul E. Raether ("Raether") is, and at

         all times relevant hereto has been, a director of RJR and a general partner of KKR and affiliated companies.


                   26.  Defendant Lawrence R. Ricciardi ("Ricciardi")

         is, and at all times relevant hereto has been, a director of

         RJR and its President and General Counsel.


                   27.  Defendant Clifton S. Robbins ("Robbins") is, and

         at all times relevant hereto has been, a director of RJR and an executive of KKR and a limited partner of a KKR affiliate.


                   28.  Defendant George R. Roberts ("Roberts") is, and

         at all times relevant hereto has been, a director of RJR and a general partner of KKR and a KKR affiliate.


                   29.  Defendant Scott M. Stuart ("Stuart") is, and at

         all times relevant hereto has been, a director of RJR and an executive of KKR and a limited partner of a KKR affiliate.












                   30.  Defendant Michael T. Tokarz ("Tokarz") is, and

         at all times relevant hereto has been, a director of RJR and a general partner of KKR and a KKR affiliate.


                   31.  Defendants John T. Chain, Jr. ("Chain"), John L.

         Clendenin ("Clendenin"), John G. Medlin, Jr. ("Medlin") and

         Rozanne L. Ridgway ("Ridgway") are and at all times relevant hereto have been directors of RJR.


                   32.  Defendant Lazard is engaged in the business of,

         among other things, investment banking and the rendering of expert advice with respect to mergers and acquisitions.

         Beginning in October, 1993, Lazard advised Borden with respect to the consideration of certain transactions, including the proposed Exchange Offer and Merger Agreement.  Lazard acted as an "underwriter" within the meaning of Section 11 of the 1933

         Act in connection with the Exchange Offer.


                   33.  Defendant First Boston is a Delaware corporation

         with its principal executive offices located at Park Avenue

         Plaza, New York, New York 10055.  First Boston, through its wholly owned subsidiaries, is engaged in, among other things,

         investment banking and the rendering of expert advice with respect to mergers and acquisitions.  Beginning in September,

         1993, First Boston provided financial advice to Borden in

         connection with certain proposed transactions, including the proposed Exchange Offer and Merger Agreement.  First Boston









         acted as an "underwriter" within the meaning of Section 11 of the 1933 Act in connection with the Exchange Offer.


                             CLASS ACTION ALLEGATIONS


                   34.  Plaintiffs bring this action on their own behalf

         and as a class action pursuant to Rule 23 of the Federal Rules of Civil Procedure, on behalf of all common stockholders of

         Borden (except defendants herein and any person, firm, trust,

         corporation, or other entity related to or affiliated with any of the defendants and except for all persons seeking to buy

         Borden as an entity, either by friendly or hostile means) who are being deprived of the opportunity to maximize the value of their Borden stock by the wrongful acts of the defendants

         described herein (the "Class").


                   35.  This action is properly maintainable as a class

         action for the following reasons:


                        a.   The Class is so numerous that joinder of

         all members is impracticable.  There are approximately

         141,814,967 shares of Borden common stock outstanding owned by approximately 37,946 shareholders of record.  The members of the Class are scattered throughout the United States and are so numerous as to make it impracticable to bring them all before this Court.












                        b.   No unusual difficulties are likely to be

         encountered in the management of this Class Action.  The

         likelihood of individual Class members prosecuting separate claims is remote.


                        c.   There are questions of law and fact which

         are common to the Class and which predominate over the

         questions affecting any individual Class member, including whether the defendants have breached the fiduciary duties owed by them to plaintiffs and members of the Class and the duties of disclosure mandated by the federal securities laws by reason of:


                             (i)  disseminating or permitting the

                   dissemination of public false and misleading

                   statements concerning the sale of the Company to KKR;

                   and,


                            (ii)  whether defendants' acts violate the

                   Securities Act of 1933 and the Securities and

                   Exchange Act of 1934 and the rules and regulations

                   promulgated thereunder;


                           (iii)  engaging in plans and schemes to

                   unlawfully thwart offers and proposals from third

                   parties;












                            (iv)  approving and causing Borden to

                   approve and agree to onerous "lock up" provisions

                   with KKR without any reasonable basis;


                             (v)  failing to adequately inform

                   themselves prior to entering into a merger agreement

                   with KKR;


                            (vi)  failing to conduct an auction of the

                   Company in order to maximize shareholder value; and


                           (vii)  whether plaintiffs and the other

                   members of the Class will be irreparably damaged were

                   the transactions contemplated of herein consummated.


                        d.   Plaintiffs are committed to prosecuting

         this action and have retained competent counsel experienced in litigation of this nature.  The claims of plaintiffs are

         typical of the claims of the other members of the Class and plaintiffs have the same interests as the other members of the

         Class.  Plaintiffs are adequate representatives of the Class.


                        e.   The prosecution of separate actions by

         individual members of the Class would create the risk of

         inconsistent or varying adjudication with respect to individual members of the Class which would establish incompatible

         standards of conduct for the parties opposing the Class.











                        f.   Defendants have acted and are about to act

         on grounds generally applicable to the Class, thereby making appropriate final injunctive or corresponding rescissory relief with respect to the Class as a whole.


                   36.  For the reasons stated herein, a Class action is

         superior to other available methods for the fair and efficient adjudication of the claims asserted herein.


                             SUBSTANTIVE ALLEGATIONS

                                    Background


                   37.  Borden is a Fortune 500 company whose main

         emphasis is the food business.  Borden's food assets include snacks, jams and jellies, pasta, dairy (including cheese) and seafood.  Through its Packaging and Industrial Products

         Division Borden produces wallcoverings and packaging.  In

         addition, Borden has a large adhesive and resin business.  The largest division, and that for which Borden is best known, is the dairy business.  Between 1989 and 1992 Borden made numerous acquisitions and saw its debt load rise while its earnings and stock price fell.  In September, 1993, Borden shares traded at

         $19.875, a twelve month high.  Prior to that, Borden's share price had been in the $30 range.















                             Initial Overtures by KKR


                   38.  In early 1993, at a time when Borden was

         reevaluating its goals under a restructuring plan instituted in

         1992, Borden received an unsolicited expression of interest from KKR.  Borden, having struggled for years to overcome

         declining earnings and falling sales through various failed restructuring plans, decided to enter into discussions with

         KKR, at the initiation of KKR, in order to determine whether a sale of the Company was a suitable alternative to restruc-

         turing.  Representatives of KKR met with management of the

         Company and the Company's financial advisor, First Boston.

         Prior to that meeting KKR neither signed a confidentiality agreement, nor proffered evidence of firm financing.  Following those discussions, Borden informed KKR that it did not wish to proceed with a sale of the Company.  The Borden board had

         apparently concluded to continue to try to revive the Company,

         and remain independent.  Despite the termination of those dis-

         cussions, KKR remained interested in acquiring Borden.


                           The 1993 Restructuring Plan


                   39.  Having decided to forego a sale of the company,

         the Borden board decided to replace management and pursue a more vigorous restructuring.  To that end, the Company hired

         Ervin Shames as President and Chief Operating Officer in June

         1993.  Shames was hired for his expertise in the food business









         and given the mandate to review the assets of the Company and identify which assets to retain and which to divest in an

         effort to restructure the Company.  To assist Mr. Shames, the

         Company hired the consulting firm of Booz Allen & Hamilton,

         Inc. ("Booz Allen") and the investment bank, First Boston.

         Borden also retained the law firm of Wachtell, Lipton, Rosen &

         Katz as special counsel to the Company and retained Lazard, to help the Company analyze its "strategic alternatives."


                   40.  In the fall of 1993, Mr Shames and his advisors

         presented the Borden board with a new plan for restructuring the Company.  The plan called for major divestitures, including the sale of the North American snacks business, its seafood business, its jams and jellies business, and other businesses which, in the aggregate, amounted to approximately 20% of the

         Company's projected sales for 1993.


                            The Board Hedges Its Bets


                   41.  Despite having been told by the Company that it

         was not interested in a transaction with KKR, KKR continued to express an interest in acquiring Borden throughout 1993, and was even able to obtain non-public information about the 1993 restructuring plan.  In December 1993, the Borden board, aware that two unsolicited inquiries regarding the sale of the

         company had been received, one from KKR and one from Hanson PLC

         ("Hanson"), instructed Lazard to make limited inquiries of









         potential buyers, including KKR.  KKR, together with Lazard,

         then brought the possibility of a transaction with Borden to the attention of RJR, a company controlled by KKR.  The talks with RJR did not however, produce a proposed transaction.  Just as in the earlier discussion, no confidentiality agreement was signed, nor was evidence of financing proffered before

         substantive meetings were held.


                   42.  On December 9, 1993, Lazard informed the board

         that Hanson had surfaced and was interested in acquiring all of the Company.  At a board meeting, the board decided to continue the 1993 restructuring plan as its primary goal, but also to pursue discussions with Hanson.  Those discussions resulted in a proposal for Hanson to acquire the Company's Packaging and

         Industrial Products Division and make a concurrent investment in the remaining food businesses.  The board rejected this proposal and in January of 1994, the board approved the 1993 restructuring plan.  Despite early problems reaching the goals set by the 1993 plan through the first half of 1994, in the third quarter of 1994 Borden reported its first positive

         results in three years, with sales rising by 3.9%.  During the course of implementing the 1993 restructuring plan, but prior to the results for the third quarter, the board decided to revisit the idea of selling the Company as an alterative to seeing the restructuring through.











                              Borden Is Up For Sale


                   43.  On May 24, 1994, in response to public

         disclosures that Borden might be up for sale, Japonica Partners

         ("Japonica"), a company headed by former a Goldman Sachs

         investment banker, Paul Kazarian ("Kazarian"), wrote to Borden and expressed an interest in entering into a transaction with the Company and seeking a meeting to discuss the possible

         transaction.  Kazarian, the former chairman of Sunbeam-Oster,

         Inc., which was acquired by Kazarian with some $660 million in financing, is a well known turnaround expert.  Kazarian

         recently turned around the consumer products company, Allegheny

         International.  Kazarian's May 24 letter, and subsequent

         letters, went unanswered.  It was not, in fact, until the

         middle of June, that Borden responded to Kazarian's letters,

         and informed him that his attention should be directed to

         Lazard.  Japonica attempted to reach Lazard and after some time during which its calls were not returned, Japonica's overtures were rebuffed.


                   44.  On July 5, 1994, Kazarian wrote to Tasco, the

         Chairman of Borden, expressing continued interest in making a proposal and relaying Lazard's less than up-beat appraisal of the Company's situation.  That letter, as well, went

         unanswered.  Lazard and Tasco continued to refuse to have

         substantive discussions with Japonica and took the position










         that Japonica was avoiding answering questions regarding the proposed source of funds for the transaction Japonica was

         proposing.  Japonica, for its part, denied that any questions relating to financing were posed by Lazard, and continued to seek a meeting to discuss its proposal.


                   45.  On July 26, the Borden board met and instructed

         Lazard to pursue discussions with KKR.  The board did not

         consider pursuing discussions with Japonica, nor did it

         consider seeking proposals from any other party, including the previous potential purchaser, Hanson.  The board concluded that

         "given the publicity concerning the Company's efforts to find a buyer in late 1993 and the lack of inquiries, the Board

         determined that it was reasonable to conclude that no other bidder was interested."  Thus, the board relied solely on the negative results of a limited, 6 month long, market canvass as the basis for pursuing discussions with only their suitor of choice -- KKR.  Indeed, at the time of the 1993 market check,

         the stock of Borden was trading in the high twenties, ten

         points higher than July -- making Borden a more attractive target in July 1994 than in December of 1993.


                   46.  On July 27, 1994, the Company announced its

         results for the second quarter of 1994.  Net income continued

         to decline, to $.08 per share, compared to $.22 per share in the same period of 1993.  Net sales, however, rose 1.3% against










         the same comparable period one year earlier.  The results were,

         however, below the expectations set in the 1993 restructuring plan and caused the Company to reconsider, once again, its restructuring goals.  In order to further its restructuring plans, the Company obtained a $1.4 billion, 2 1/2 year

         financing facility from a syndicate of banks lead by Citibank and Credit Suisse.  The Company also began to develop a new

         1994 restructuring plan which called for a divestiture of the majority of the dairy business, the main drain on the Company's earnings and cash, as well as the sale of two profitable assets of the Packaging and Industrial Products Division in order to generate cash to reduce debt.  Working with its advisors, the board authorized management to finalize the details of the proposed 1994 plan with a view toward its formal approval in early September 1994.


                     Borden Rebuffs Japonica and Embraces KKR


                   47.  Aware of the news regarding the latest

         restructuring plan, Japonica continued to seek a meeting with

         Borden.  Its overtures were again met with silence from Borden.

         Notwithstanding Borden's continued refusal to meet with

         Japonica, on August 3, 1994, a confidentiality agreement was signed with KKR pursuant to which KKR was provided with

         nonpublic information concerning the Company, including

         projections.  KKR then proposed exploring a transaction with










         Borden, the consideration for which would be securities owned by partnerships controlled by KKR.  On August 16, KKR, through

         Lazard, communicated to Borden a proposal to acquire Borden using KKR controlled RJR stock as the consideration.  On August

         18, the board was informed at a formal meeting that KKR would require further due diligence before it could proffer a

         definitive proposal.


                   48.  Over the objections of Shames, the board

         determined to shift its emphasis from the restructuring to the pursuit of a premium transaction with KKR.  Shames stressed that the 1994 plan was achievable and would, in the long run,

         maximize shareholder value and, in the event the board chose to sell, make the Company more saleable.  Management was directed to complete the plans for the new restructuring, but Lazard was directed to pursue a transaction with KKR.  The board never directed Lazard to enter into substantive discussions with

         Japonica to evaluate whether a higher offer could be obtained in that transaction, nor was Japonica allowed access to

         nonpublic information concerning the Company.


                   49.  On September 7, the board met once again and was

         informed of the state of negotiations with KKR.  KKR agreed to offer $14.25 of RJR stock per Borden share and agreed on a collar, whereby the shareholders of Borden would reap the

         benefit if RJR stock rose about $8 per share and would bear the










         burden if the stock fell below $6 per share.  The likelihood of

         RJR stock reaching the upside of the collar was, however,

         remote as RJR had not traded in this range in 1994, and in fact traded near or below $6 throughout 1994.  KKR also agreed not to profit from the 19.9% stock option in the event a topping bid was made by a third party.  KKR, however, insisted on

         receiving a $20 million up front "fee," a topping fee of $50 million, and expense reimbursement of up to $15 million.  Once again Shames stated his belief that the restructuring plan was the best alternative for the Company.  Over Shames objections,

         the board voted to allow management to proceed with the KKR negotiations.


                   50.  On September 11, 1994, the board authorized the

         Company to enter into an agreement in principle with KKR.  The agreement called for KKR to exchange RJR stock worth $14.25 for each share of Borden stock so long as RJR stock trades between

         $6 and $8 per share.  The agreement also called for the

         immediate payment of a $20 million fee to KKR, a 19.9% stock option at $11 per share, payable in RJR stock and a $50 million topping fee.  The agreement was announced on September 12.  At the same time, RJR announced that following KKR's successful acquisition of Borden, RJR would issue Borden $500 million of newly issued common shares in exchange for newly issued Borden common shares representing a 20% interest in Borden and a

         warrant to acquire an additional 10% of Borden shares.  The RJR









         minority interest was an integral part of the transaction

         agreed to by the Borden board.


                   51.  In the face of these announcements, Japonica

         continued to write to Borden and attempted obtain information and a substantive meeting.  In response to Japonica's repeated requests, the Company finally forwarded a form confidentiality agreement for Japonica's signature and on September 17, Borden finally relented and agreed to a meeting with Japonica on

         September 21.  At that meeting, and by letter, Japonica

         proposed paying between $16 and $18 per share in a combination of cash and securities.  Japonica went on to outline its past abilities to arrange financing in transactions of comparable size and gave assurances that such could be arranged in the present transaction.  Unbeknownst to Japonica, Lazard, with whom Japonica was meeting, had shortly before entered into a new fee arrangement with Borden, whereby Lazard would receive

         $3 million in fees upon the execution of the Merger Agreement with KKR and an additional $7 million in fees in the event that

         KKR acquired at least 50.1% of the outstanding shares of

         Borden.  First Boston entered into an identical agreement on

         September 22.  Thus, the investment bankers had no incentive whatsoever to present a bona fide proposal by Japonica to the

         Borden board.  Indeed, these fees, far from being the usual

         "success fees" paid to financial advisors for producing a

         premium transaction, are, in fact, underwriting fees -- paid to









         Lazard and First Boston in exchange for bringing KKR's

         secondary offering to market through the Borden shareholders.


                            Borden Accepts KKR's Offer


                   52.  On September 22, the board met and considered

         the merger agreement (the "Merger Agreement") and the

         Conditional Purchase/Option Agreement (the "Option Agreement").

         Once again, with Shames abstaining, the board voted in favor of the KKR transaction and on September 23, a joint press release was issued detailing the Merger Agreement and the Option

         Agreement.  The Director Defendants approved the Merger

         Agreement after only limited deliberation and consideration during part of a single day, and without seeking information concerning any other offers, even though they knew that other bona fide offerors, such as Japonica, existed and were

         interested in acquiring Borden.


                   53.  The consideration to be received by Borden's

         shareholders and agreed to by the Director Defendants was

         grossly inadequate in that it was only slightly more than the nine-year low for the price of Borden shares.  Under the terms of the Merger Agreement, the consideration will be common stock of RJR valued at $14.25 provided that no more than 2.375 RJR shares and no fewer than 1.78125 RJR shares will be exchanged for each Borden share.  Thus, although the consideration

         purportedly has an imputed value of $14.25, if RJR stock falls









         below $6 per share, the Borden shares will be exchanged for less than that amount.  Most important, the Merger Agreement does not require termination of the transaction if the price of the RJR stock falls below this collar.


                   54.  In accepting this price for Borden shares, the

         board failed to make any inquiry into what the value of the RJR stock to be received by the Borden shareholders would be at the time the shareholders actually receive it.  The board failed to ask its advisors to render an opinion as to the effect of the entry into the freely tradable market for those shares of no less than 109 million to 145 million RJR shares as a

         consequence of the exchange offer.  In addition, the board failed to evaluate the risk of liability stemming from RJR's tobacco interests.  The Board did not require the two financial advisors to opine on such risk -- indeed, the board accepted the excuses of Lazard and First Boston that their expertise did not extend into that area.  Moreover, the board did not retain an advisor whose expertise would allow such expert to opine on the risk of tobacco liability and its potential effect on the consideration to be received by Borden shareholders.


                   55.  The Merger Agreement also contains other

         material terms which disadvantage Borden's shareholders and were intended to thwart and impede any other competing bid: (i)

         the payment of a $20 million fee, in cash, to KKR upon










         execution of the letter of intent; (ii) the guarantee of

         reimbursement of expenses up to $15 million; (iii) the payment of a $50 million topping fee; and (iv) the payment of an ad-

         ditional $30 million fee, in cash, in the event that KKR

         acquires over 50% of the outstanding shares of Borden.


                   56.  In addition, the Merger Agreement coerces the

         Borden shareholders to tender into the offer in order to avoid losing value on the "back-end" of the transaction.  In a

         variation of the classic "coercive two-tier tender offer",

         which offers cash on the front end and securities of

         indeterminate value on the back-end (after the merger has been consummated) and thus compels shareholders to rush to tender in order to get the "certain" consideration, here, the Borden shares of non-tendering (back-end) shareholders will "be

         converted into the right to receive that number of fully paid,

         and non-assessable shares of [RJR] common stock equal to the final exchange ratio" as set in the exchange offer.  The

         coercive element is that while a "collar" protects the value of the securities to be received by tendering shareholders, no such collar protects those Borden shareholders who do not

         tender.  Once the merger is consummated, non-tendering

         shareholders will merely receive "the same number" of RJR

         shares offered in the exchange, but the value of those shares is likely to be diminished as a result of both of the dilutive entry of millions of new, freely tradeable, RJR shares into the









         marketplace, as well as the price depression in RJR stock which will follow the sale of many of those newly tradeable shares by former Borden shareholders who do not wish to be shareholders of RJR.  The prospect of losing value in this way will serve to compel Borden shareholders to tender into the exchange offer.


                   57.  The Stock Option Agreement also contains

         material terms which disadvantage Borden shareholders in the event that the Merger is not consummated.  These terms like the aforementioned, are designed to coerce Borden shareholders into tendering into the offer.  If the Merger is not consummated,

         KKR will control, in addition to the shares of Borden already owned, the number of shares acquired in the exchange offer and the option shares pursuant to the Stock Option Agreement by which Borden has granted to KKR the irrevocable right to

         purchase 19.9% of the outstanding shares of Borden at $11 per share, payable in RJR stock.  Despite the statements by the defendants that the option payment would give Borden $300

         million in liquid assets, which could be used to pay down debt

         -- the real value of the RJR stock will be far less.  The

         underwriting fees alone required to bring the stock to market would depress the price far below that level, even without taking into account the dilutive effect of the entry into the market of that amount of freely tradable RJR stock.













                   58.  Indeed, the Option becomes mandatory in the

         event that KKR acquires more than 41% of Borden shares

         (including the 16% of Borden shares already owned by KKR) but less than 50%.  In addition, Borden has agreed that in the event KKR acquires no less than 19.9% of the outstanding shares of Borden, KKR has the right to control 33 1/3% of the seats on the Borden board.  The net effect of the Stock Option Agreement is thus to allow KKR to obtain virtual control of Borden even if it acquires not one share in the exchange offer, and

         absolute control if a mere 25% of Borden shareholders tender into the offer.  The coercive effect of the Option is therefore manifest -- with 16% of Borden shares in hand, and an

         additional 19.9% guaranteed to it, KKR need only obtain that

         25% to insure complete control of Borden.  The Borden board has contracted away control of the Company in favor of KKR no

         matter what -- a virtual majority squeeze-out.  In the face of these devices (which were designed and intended to lock up the deal in favor of the board's favored suitor) Japonica has thus far been deterred from making a competing offer for the

         Company.


                              Post Agreement Events


                   59.  On October 25, RJR announced that its was unable

         to reach a definitive agreement with KKR regarding a minority position in Borden, ostensibly over "certain accounting










         issues."  Coincidentally, a mere three days later, RJR

         announced that its Nabisco subsidiary was selling 51 million shares of its Class A common stock in an Initial Public

         Offering amounting to between 17.4% and 19.5% of Nabisco's common equity, with the remaining equity interest residing in the Class B common stock which will be retained by RJR.  Borden was informed of Nabisco's intentions prior to the announcement and the filing of the registration statement.  As part of the registration statement, Nabisco has stated that RJR "has

         informed Nabisco that its current intent is to continue to hold all of the Class B common stock . . .  However, [RJR] has no agreement with Nabisco not to sell or distribute such shares,

         and there can be no assurance concerning the period of time during which [RJR] will maintain its beneficial ownership of

         Common Stock."


                   60.  This development exposes Borden shareholders to

         the very real risk that RJR will, in future, sell the remainder of its Nabisco holdings, fully separating the tobacco interests of RJR from the food interests of Nabisco.  To Borden's

         shareholders, this means that they are being coerced into

         accepting a security in a combined food and tobacco business,

         which could in the very near future become a security in an exclusively tobacco business -- with all the risks that entails

         - a fact which was has not been disclosed by the defendants.











                   61.  Neither the Borden board, nor its advisors,

         analyzed the effect of the Nabisco spin-off and the failure of

         KKR to secure RJR as a minority owner of the merged company.

         These two events are likely to have a significant effect on the consideration to be received by the Borden shareholders in the exchange offer.


                   62.  In addition, the 1994 restructuring, as Shames

         had predicted, began to bear fruit.  On October 25, 1994,

         management reported the third quarter results for the Company.

         Despite a net loss of $.92 cents per share (including charges of $52.2 million for the KKR fees and expenses) the Company posted gains in sales of 3.9%.  But for the pretax charges, the

         Company would have earned $.12 per share.  The board failed to give adequate consideration to the nascent success of Mr.

         Shames' restructuring plan in giving final approval to the exchange offer.  Indeed, it has been widely reported that KKR will undertake to continue the 1994 restructuring plan and will sell off the dairy business and certain assets of the Products division following the acquisition of control of Borden.


                   63.  After having expended countless hours, millions

         of shareholder dollars, and enormous management energies on numerous restructurings, the board, faced with the possibility of real success, simply cut and ran.  The board, in a blatant abdication of its fiduciary duties, whether from fatigue or










         lack of will, decided to have done with the problem of turning around the Company and turned over the store to KKR at a

         grossly inadequate price.  As one investor noted "The board of directors of Borden is the same board that let this company deteriorate over the last couple of years.  They just agreed to this transaction and walked away from the problem."  In

         addition, the Merger Agreement secures for certain members of the board and management of the Company continued employment with the merged entity and a guarantee of option payments in excess of $2 million, thus revealing the self interest in

         entrenchment and enrichment of the Director Defendants.


                   64.  Following the announcement of the Merger

         Agreement the Company has been contacted by various entities seeking to explore an alternative transaction.  All have been met with inattention by the board and its advisors.  One

         investment banker for Borden was quoted, anonymously, as saying they were told "not to waste their time" trying to find a

         superior transaction for the Borden shareholders.


                                     COUNT I

                     (Violations of Sections 14(e) and 20(a)
                    of the Securities and Exchange Act of 1934
                          and Against Defendants Borden,
                         KKR and the Director Defendants)


                   65.  Plaintiffs repeat and reallege the allegations

         in paragraphs 1 through 64 of this complaint.











                   66.  In connection with the KKR tender offer, Borden

         filed its Form 14D-9, Solicitation/Recommendation Statement pursuant to Section 14(d)(4) of the 1934 Act.  In connection with the offer, KKR has also filed a Form 14D-1 pursuant to the

         1934 Act.  Both the 14D-9 and the 14D-1 are materially false and misleading for the following reasons:


                        a.   Borden's Form 14D-9 misleadingly represents

                   that non-tendering Borden shareholders will receive

                   the "same consideration" as was paid in the exchange.


                        b.   They falsely represent that in evaluating

                   whether the KKR proposal was the best alternative for

                   the company, the Board considered the results of the

                   third quarter of 1994.


                        c.   They fail to reveal the full details of why

                   the executive in charge of the Company and its

                   restructuring refused to agree to the KKR offer and

                   abstained from all voting on the merger.


                        d.   They fail to state the fact that KKR need

                   only actually obtain the tender of a mere 25% of

                   Borden shares in order to reach the "Minimum

                   Condition" of the offer.













                        e.   They omit to disclose the fact that if RJR

                   stock drops by as little as $.50 per share between

                   November 22, and the undetermined date upon which the

                   exchange ratio will be set, Borden stockholders will

                   receive not $14.25 per share, but materially less.

                   In fact, as of the filing of this complaint, RJR

                   stock is trading within 1/8 of a point of the collar.


                        f.   They falsely stated that the value of the

                   consideration to be received by Borden pursuant to

                   the Stock Option is $300 million.


                        g.   They falsely stated that no other bona fide

                   bidder made a proposal for the company at

                   significantly more per share than the KKR bid.


                        h.   They failed to disclose that Lazard and

                   First Boston are in fact acting as underwriters for

                   the largest secondary offering in history, and being

                   compensated as such.


                        i.   They falsely stated that the consideration

                   to be received by the Borden shareholders in the

                   offer is subject to "unknowable" risk as a result of

                   the tobacco component of RJR's business when the risk

                   can be quantified.












                        j.   They fail to disclose that RJR's spin-off

                   of 17% to 19% of its food business in an initial

                   public offering and the subsequent absolute right of

                   RJR to sell of the remaining 80% of that business

                   leaves tendering Borden shareholders with the risk

                   that they may be trading their shares in a preeminent

                   food business for shares in a tobacco business.


                        k.   They falsely stated that RJR terminated the

                   agreement in principle relating to the Borden tender

                   offer, signed by RJR and KKR over accounting issues.


                   67.  The 14D-9 and 14D-1 are communications to Borden

         shareholders intended to solicit the tender of shares into the

         KKR tender offer and to effectuate the merger to which the

         Director Defendants committed the Company.


                   68.  Section 14(e) provides, in pertinent part, as

         follows:


                   It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, it shall be unlawful for any person to make any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender









                   offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation.


                   69.  In disseminating the 14D-9 and 14D-1, the

         individual defendants intentionally, or with reckless

         disregard, misrepresented and omitted material facts, as set forth above.  The individual defendants purpose in doing so was to disseminate communications which would induce Borden

         shareholders to tender their shares in the tender offer and thereby effectuate the merger.


                   70.  The 14D-9 was disseminated by the Director

         Defendants on behalf of Borden.  Thus, these defendants, who constitute the majority of the board of Borden and controlled the Company, participated in the violation of Section 14(e) and are liable for such violations under Section 20(a) of the 1934

         Act.


                   71.  Defendant KKR knew that the 14D-9 and the 14D-1

         contained false and misleading statements and omissions and that the solicitations were intended to induce Borden

         shareholders to tender their shares to KKR, thereby benefitting

         KKR at the expense of plaintiffs and the Class.


                   72.  As a result of the actions of the defendants,

         plaintiffs and other members of the Class have been, and will be, damaged in that they will have been provided with the false









         and misleading solicitations and their decision to tender

         shares to defendant KKR will be influenced by the materially false and misleading 14D-9 and 14D-1.


                   73. Plaintiffs and the Class have no adequate remedy

         at law.


                                     COUNT II

                         (Violations of Section 11 of the
                      Securities Act of 1933 Against Lazard,
                       First Boston and the KKR Defendants)


                   74.  Plaintiffs repeat and reallege the allegations

         in paragraphs 1 through 64 of this complaint.


                   75.  Pursuant to Section 11 of the Securities Act of

         1933, the Class is entitled to injunctive relief "[i]n case any part of the registration statement, when such part became

         effective, contained an untrue statement of a material fact required to be stated therein or necessary to make the

         statements therein not misleading . . . ."  Alternatively, the

         Class is entitled to recover damages, jointly and severally from defendants, as follows:


                        a.   RJR as the Registrant;


                        b.   the KKR Defendants who are directors of RJR

                   as signatories to the Registration Statement, and/or

                   directors and officers of RJR; and,











                        c.   Lazard and First Boston as Underwriters for

                   the offering.


                   76.  Pursuant to a Registration Rights Agreement

         between KKR and RJR, RJR filed a registration statement

         pursuant to the 1933 Act in relation to the KKR tender offer,

         and incorporates an offering circular and prospectus (the

         "Offering Materials").  The offering materials were declared effective on November 22, 1994.  Said offering materials

         contained untrue statements of material facts and omitted facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         Those untrue statements are as follows:


                        a.   the Offering Materials falsely state that

                   no other bidder made a proposal for the company at

                   significantly more per share than the KKR bid; and


                        b.   the Offering Materials falsely state that

                   Lazard and First Boston are acting solely as

                   financial advisors to Borden when, in fact, they are

                   acting as underwriters for this largest secondary

                   offering in history, and being compensated as such.


                   77.  As a direct and proximate result of the

         defendants wrongful conduct, plaintiffs and the Class will











         suffer irreparable harm in connection with the offering of RJR common stock and have no adequate remedy at law.


                   78.  The KKR Defendants, Lazard and First Boston were

         responsible for the materially false and misleading contents of the Offering Materials.


                   79.  Plaintiffs and members of the Class have been

         solicited to accept the securities issued pursuant to the

         Offering Materials and are without knowledge of the materially false statements and omissions alleged herein.


                   80.  Neither the named plaintiff nor any member of

         the Class seeks to recover for purchases of RJR securities after RJR had made generally available to security holders an earnings statement covering a period of at least twelve months beginning after the effective date of the Registration

         Statement and Prospectus.


                   81.  This action was commenced within one year from

         when plaintiffs and other Class members were solicited to

         accept issued pursuant to the registration, and within the time provided in the appropriate statute of limitations.


                   82.  Plaintiffs do not allege in this Section II

         claim that the defendants, or any of them, were guilty of

         scienter, that is, of any scheme to defraud or of any











         misrepresentations or omissions that were made intentionally or recklessly.


                                    COUNT III

                   (Breach of Fiduciary Duty Against Defendants
                     Borden, the Director Defendants and KKR)


                   83.  Plaintiffs repeat and reallege the allegations

         in paragraphs 1 through 64 of this complaint.


                   84.  By the acts described above and in breach of

         their fiduciary duties to plaintiffs and the other members of the Class, the Director Defendants are unfairly attempting to influence plaintiffs and other members of the Class to tender their Borden shares to KKR in order to benefit defendants.  The

         Director Defendants were and are under a duty:


                        a.   to fully inform themselves before taking,

                   or agreeing to refrain from taking, action;


                        b.   to elicit, promote, consider, and evaluate

                   reasonable and bona fide offers for the Company;1


                        c.   to act in the interest of the equity owners

                   of the Company;


                        d.   not to erect unreasonable barriers to

                   superior offers for the Company;












                        e.   not to act in their own personal self-

                   interest or in the personal interest of other board

                   members;


                        f.   to maximize shareholder value;


                        g.   to obtain the best financial and other

                   terms when the Company, or control of the Company, is

                   for sale or the Company's independent existence will

                   be materially altered by a transaction;


                        h.   to establish a process designed to obtain

                   the highest possible price for the Company; to assure

                   that a "level playing field" exists when more than

                   one bidder for the Company emerges, and not to favor

                   one bidder over another during the "auction" process

                   unless it is designed to assure and is reasonably

                   related to achieving the best possible price;


                        i.   to act with complete candor in

                   communications with the shareholders and to ensure

                   that their statements are true and complete in all

                   material respects and are not materially misleading;

                   and


                        j.   to act in accordance with their fundamental

                   duties of care and loyalty.











                   85.  In connection with the conduct described herein,

         the Director Defendants violated each of the fiduciary duties identified in Paragraph 84 above.  In summary, the breaches consisted of agreeing to the merger with KKR:


                        a.   while knowing of the interest of other

                   qualified and bona fide bidders for Borden but

                   failing to take any steps to inform themselves as to

                   the actual amount that such interested parties were

                   willing to pay for Borden;


                        b.   without taking steps to inform themselves

                   as to the true value of Borden in a fair auction or

                   other process thereby agreeing to sell the Company

                   for a price and which was at least more than $1.75

                   per share less than its true value;


                        c.   by entering into a merger agreement which

                   contains provisions designed not only to thwart,

                   impede, delay, and/or make prohibitively expensive

                   bona fide competing bids for Borden, but also to

                   guarantee a "concentration of influence" and

                   "significant influence" over Borden by KKR,

                   including:


                             (i)  A lock up stock option (the "Stock

                        Option"), which allows KKR to purchase 19.9% of










                        Borden's outstanding common stock (approximately

                        28,138,000 shares) at the favorable price of $11

                        per share, payable in RJR stock, and thus

                        permits KKR to obtain over 33% of Borden's board

                        seats if the KKR offer is unsuccessful; and,


                            (ii)  A disproportionate numbers of success

                        fees and "topping fees" which, in the aggregate,

                        amount to no less than $65 million -- $20

                        million of which has already been paid to KKR;


                        d.   where the sole consideration to be paid to

                   Borden shareholders consists of shares of RJR which

                   the directors knew was in danger of severe decline

                   due to:  (i) the inherent risk of RJR's tobacco

                   holdings; (ii) the recent announcement of RJR's

                   public offering of 17% - 20% of its non-tobacco

                   assets and the absolute right of RJR to dispose of

                   the remaining 80%; and (iii) the dilutive effect of

                   the entry into the market of at least 109 million and

                   at most 354 million shares of freely tradable RJR

                   common shares;


                        e.   refusing to obtain an expert opinion on the

                   risks inherent in tobacco liability and the effect

                   such liability might have on the consideration to be

                   received by the Borden stockholders;










                        f.   refusing to and failing to meet, discuss,

                   or negotiate in good faith with known and identified

                   bona fide competing bidders for Borden who were

                   willing to offer, and did offer, to Borden and its

                   stockholders financial consideration and other terms

                   which were substantially better than those offered by

                   KKR;


                        g.   without taking steps to inform themselves

                   in any manner whatsoever whether Japonica Partners

                   ("Japonica"), was willing to pay more for Borden than

                   KKR; and


                        h.   making materially false and misleading

                   statements to Borden's shareholders with respect to

                   the sale of Borden to KKR.


                   86.  If the breaches of fiduciary duty described

         herein are permitted to continue and are not remedied through the equitable powers of this Court, the shareholders of Borden will lose control of, and their equity interest in, the Company through a transaction designed and entered into not to benefit the shareholders, but the Director Defendants, management and

         KKR.  Unless the transaction is enjoined, the shareholders will forever lose the opportunity to have the value of their Company arrived at through competitive bidding on a level playing field










         and the opportunity that other bidders may come forward and construct a transaction that is financially superior to that offered by KKR.  Damages for the losses suffered by plaintiffs and the Class are not readily or easily calculable and cannot,

         in any case, compensate them for special losses involved in the structuring of a sale of their Company as they only have one company to sell and once disposed of it will be forever gone.


                   87.  Plaintiffs have no adequate remedy at law.


                   WHEREFORE, Plaintiffs demand judgment and preliminary

         and permanent relief, including injunctive relief, in their favor and in favor of the Class and against the defendants as follows:


                   A.   Declaring that this action is properly

         maintainable as a class action under Rule 23 of the Federal

         Rules of Civil Procedure.


                   B.   Declaring and decreeing that the KKR Merger

         Agreement and Stock Option Agreement were entered into in

         breach of the fiduciary duties of the Director Defendants and is therefore unlawful and unenforceable.


                   C.   Enjoining defendants from proceeding with the

         Merger Agreement and Stock Option Agreement.













                   D.   Enjoining defendants from consummating the

         acquisition of Borden, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company.


                   E.   Invalidating as unlawful and in breach of the

         fiduciary duties of the Director Defendants the Stock Option

         Agreement and the topping fee and expense reimbursement

         provisions of the Merger Agreement.


                   F.   Invalidating as unlawful and in breach of the

         fiduciary duties of the Director Defendants the payment of the

         $20 million initial fee paid to KKR on or about September 12,

         1994 and directing its return to Borden.


                   G.   Invalidating as unlawful and in breach of the

         fiduciary duties of the Director Defendants the agreement to pay an additional $30 million to KKR in the event KKR acquires more than 50% of the outstanding common stock of Borden.


                   H.   Declaring that the defendants have violated

         Sections 14(e) and 20(a) of the 1934 Act.


                   I.   Declaring that defendants RJR, the RJR

         directors, Lazard and First Boston have violated Section 11 of the 1933 Act.











                   J.   Rescinding, to the extent already implemented,

         the Merger Agreement or any terms thereof.


                   K.   Requiring defendants to publicly disseminate a

         communication, in a form deemed appropriate by the Court,

         retracting and correcting the false and misleading statements contained the in the 14D-9 and 14D-1 and supplying the material information omitted therefrom.


                   L.   Enjoining the complained of transaction or any

         related transactions.


                   M.   Ordering defendants, jointly and severally, to

         pay to plaintiffs and the Class all damages suffered and to be suffered by them as a result of the acts and transactions

         alleged herein.


                   N.   Awarding plaintiffs the costs and disbursements

         of the action, including allowance for plaintiffs reasonable attorneys' and experts' fees; and


                   O.   Granting such other relief as may be just and

         proper in the premises.



















                                   JURY DEMAND


                   Trial by jury demanded.

         Dated:    November 30, 1994

                                  Respectfully submitted,


                                  ABBEY & ELLIS



                                  By:/s/ Mark Gardy
                                      Arthur N. Abbey, Esq. (AA-8074)
                                      Mark C. Gardy, Esq. (MG-0338)
                                      Seth Lapidow, Esq.  (SL-7033)
                                      212 East 39th Street
                                      New York, New York  10016
                                      (212) 889-3700


                                      Joseph Weiss, Esq.
                                      Joseph D. Cohen, Esq.
                                      LAW OFFICES OF JOSEPH H. WEISS
                                      319 Fifth Avenue
                                      New York, New York  10016
                                      (212) 532-4171


                                      Stanley Wolfe, Esq.
                                      Stephen Ramos, Esq.
                                      Genna C. Driscoll, Esq.
                                      BERGER & MONTAGUE
                                      1622 Locust Street
                                      Philadelphia, PA  19103
                                      (215) 875-3000


                                      Daniel Krasner, Esq.
                                      Lawrence P. Kolker, Esq.
                                      WOLF, HALDENSTEIN, ADLER
                                        FREEMAN & HERZ
                                      270 Madison Avenue
                                      New York, NY  10016
                                      (212) 545-4600












                                      CHARLES PIVEN, ESQ.
                                      The Legg Mason Tower
                                      111 South Calvert Street
                                      Suite 2700
                                      Baltimore, Maryland  21202
                                      (410) 332-0030


                                      STULL, STULL & BRODY
                                      6 East 45th Street
                                      New York, NY  10017
                                      (212) 687-7230


                                      MILBERG WEISS BERSHAD HYNES
                                        & LERACH
                                      One Pennsylvania Plaza
                                      49th Floor
                                      New York, New York  10119
                                      (212) 594-5300


                                      KAUFMAN, MALCHMANN, KIRBY
                                        & SQUIRE
                                      919 Third Avenue
                                      New York, NY  10022
                                      (212) 371-6600


                                      WECHSLER, SKIRNICK, HARWOOD
                                        HALEBIAN & FEFFER
                                      555 Madison Avenue
                                      New York, New York  10022
                                      (212) 935-7400


                                      GARWIN, BRONZAFT GERSTEIN
                                        & FISHER
                                      1501 Broadway
                                      Suite 1416
                                      New York, NY  10036
                                      (212) 398-0055


                                      A. ARNOLD GERSHON, ESQ.
                                      295 Madison Avenue
                                      New York, New York  10017
                                      (212) 684-3033











                                      ZACKARY STARR, ESQ.
                                      275 Madison Avenue
                                      New York, New York  10016
                                      (212) 808-5533


                                      ELWOOD S. SIMON AND ASSOCIATES
                                      Bloomfield Center
                                      1533 N. Woodward Avenue
                                      Suite 315
                                      Bloomfield Hills, MI  48304
                                      (810) 646-9730


                                      KOHN, NAST & GRAF, P.C.
                                      2400 One Reading Center
                                      1101 Market Street
                                      Philadelphia, PA  19107
                                      (215) 238-1700


                                      SIROTA & SIROTA
                                      747 Third Avenue
                                      New York, New York  10017
                                      (212) 759-5555


                                      Curtis V. Trinko, Esq.
                                      LAW OFFICES OF
                                        CURTIS V. TRINKO
                                      310 Madison Avenue
                                      14th Floor
                                      New York, NY  10017
                                      (212) 490-9550


                                      Sam Sporn, Esq.
                                      SCHOENGOLD & SPORN
                                      233 Broadway
                                      New York, New York  10279
                                      (212) 964-0046


                                      Harold Obstfeld, Esq.
                                      SILVERMAN, HARNES OBSTFELD
                                        & HARNES
                                      750 Lexington Avenue
                                      New York, New York  10022
                                      (212) 754-2333










                                      Lynda Grant, Esq.
                                      GOODKIND, LABATON, RUDOFF
                                        & SUCHAROW
                                      100 Park Avenue
                                      New York, NY  10017
                                      (212) 907-0700


                                      Frederic S. Fox, Esq.
                                      KAPLAN, KILSHEIMER & FOX
                                      685 Third Avenue
                                      New York, New York  10017


                                      I. Stephen Rabin, Esq.
                                      RABIN & GARLAND
                                      275 Madison Avenue
                                      34th Floor
                                      New York, New York  10016
                                      (212) 682-1818

                                      - and -

                                      Kenneth A. Elan, Esq.
                                      291 Broadway
                                      Suite 1501
                                      New York, New York  10007
                                      (212) 619-0261
                                      (212) 267-7464


                                      Frank Morris, Esq.
                                      MORRIS AND MORRIS
                                      1105 North Market Street
                                      Suite 1600
                                      Wilmington, DE  19801
                                      (302) 426-0400


                                      Alfred G. Yates, Jr.
                                      ALFRED G. YATES LAW FIRM
                                      519 Allegheny Building
                                      429 Forbes Avenue
                                      Pittsburgh, PA  15219
                                      (412) 391-5164














                                      Amy M. Riel, Esq.
                                      GOLSTEIN TILL LITE & REIKEN
                                      744 Broad Street, Suite 800
                                      Newark, New Jersey  07102
                                      (201) 623-3000


                                      Miles M. Tepper, Esq.
                                      LAW OFFICES OF MILES M. TEPPER
                                      7 Becker Farm Road
                                      Roseland, New Jersey  07068
                                      (201) 740-1881

                                      Co-Liaison Counsel






































                                       -61-